Exhibit 28(e)(12) under Form N-1A

Exhibit 1 under Item 601/Reg. S-K

Exhibit P

to the

Distributor’s Contract

FEDERATED FIXED INCOME SECURITIES, INC.

Federated Municipal Ultrashort Fund

R6 Shares

The following provisions are hereby incorporated and made part of the Distributor's Contract dated the 24th day of December, 1991, between FEDERATED FIXED INCOME SECURITIES, INC. and Federated Securities Corp. with respect to the R6 shares of Federated Fixed Income Securities, Inc. set forth above.

1. FSC is authorized to select a group of financial institutions (“Financial Institutions”) to sell Shares at the current offering price thereof as described and set forth in the respective prospectuses of the Trust.

2. FSC will enter into separate written agreements with such Financial Institutions to sell Shares as set forth in Paragraph 1 herein.

In consideration of the mutual covenants set forth in the Distributor’s Contract dated the 24th day of December, 1991 between Federated Fixed Income Securities, Inc. and FSC, executes and delivers this Exhibit with respect to the Class R6 Shares thereof, first set forth in this Exhibit.

Witness the due execution hereof this 1st day of March, 2019.

FEDERATED FIXED INCOME SECURITIES, INC.

By:

Name: J. Christopher Donahue

Title: President

FEDERATED SECURITIES CORP.

By:

Name: Paul A. Uhlman

Title: President